Exhibit 99.1

Press Release

Contacts:

Catherine J. Mathis, 212-556-1981; E-mail:  mathis@nytimes.com

Paula Schwartz, 212-556-5224;E-mail:  schwap@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY

REPORTS IMPROVED SECOND-QUARTER RESULTS

NEW YORK, July 14, 2004 – The New York Times Company announced today that second-quarter diluted earnings per share were up 6.4 percent to $.50 compared with $.47 in the 2003 second quarter, and net income was up 3.9 percent to $75.7 million compared with $72.8 million in the second quarter last year.

“Our second-quarter financial performance reflects improved advertising revenues at each of our business segments, most notably in the recruitment category,” said Russell T. Lewis, president and chief executive officer.  “However, the pace of advertising revenue growth slowed throughout the period, and this trend has continued in July.  We responded in the second quarter with additional cost containment measures and will continue to do so throughout the balance of the year.

“Accordingly, our earnings per share guidance for 2004 remains unchanged.  But based on the rate of ad revenue growth we experienced during the first half, we are adjusting our full-year ad revenue growth guidance down from the mid-single digits to the low- to mid-single digits.  Also, given our expense performance to date, we are adjusting our full-year expense growth rate down from the mid-single digits to the low- to mid-single digits.

“While we still expect a better advertising revenue environment to develop during the second half of 2004, we will continue to assiduously control our expenses in order to achieve full-year earnings growth.”

Revenues

Total revenues for the Company rose 2.7 percent to $823.9 million compared with $801.9 million in the second quarter of 2003.  Advertising revenues (67 percent of total revenues) grew 3.9 percent and circulation revenues (27 percent of total revenues) were at approximately the same level as they were in the second quarter last year.

Costs and Expenses

Total costs and expenses in the second quarter increased 3.0 percent to $692.2 million from $671.8 million in the 2003 second quarter, mainly because of higher newsprint expense and an increase in compensation, outside printing and distribution costs.

Newsprint expense rose 5.9 percent in the second quarter compared with the 2003 second quarter, due to a 7.2 percent increase from higher prices, partially offset by a 1.3 percent decrease from lower consumption.

Operating Profit

Operating profit in the second quarter increased 1.3 percent to $131.8 million from $130.1 million in the second quarter of 2003, primarily because of an increase in advertising revenues.

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) in the second quarter increased 2.9 percent to $172.5 million from $167.6 million in the 2003 second quarter, mainly because of higher advertising revenues as well as an increase in net income from joint ventures.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service requirements.  A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Newspaper Group

Total Newspaper Group revenues grew 1.7 percent in the second quarter to $758.5 million from $745.9 million in the prior-year quarter.  Advertising revenues increased 2.3 percent in the second quarter primarily because of higher advertising rates, and circulation revenues were at approximately the same level as they were in the second quarter last year.

Operating profit for the Newspaper Group decreased 2.5 percent to $123.4 million in the second quarter from $126.6 million in the 2003 second quarter.  Higher advertising revenues were more than offset by higher newsprint expense and increased compensation, outside printing and distribution costs.

Broadcast Group

Broadcast Group revenues rose 10.7 percent in the second quarter to $42.0 million from $37.9 million in the same period in 2003.  Operating profit increased 25.8 percent to $12.9 million in the second quarter from $10.3 million in the 2003 second quarter, primarily because of increased political advertising revenues ($3.4 million in the second quarter of 2004 compared with $1.0 million in the same quarter last year).

New York Times Digital

Revenues for New York Times Digital grew 26.7 percent in the second quarter to $27.4 million from $21.6 million in the 2003 second quarter, and operating profit more than doubled to $8.9 million from $4.3 million, primarily because of higher advertising revenues resulting from increased volume.

Joint Ventures

Net income from joint ventures was $2.7 million in the second quarter compared with $0.7 million in the second quarter of last year, primarily because of more favorable results at most of the properties in which the Company has equity interests.

Income Taxes

The Company’s effective income tax rate for the second quarter was 39.5 percent, the same as in the second quarter of 2003.

Interest Expense-net, Shares, Cash and Total Debt

Interest expense-net, in the second quarter decreased to $10.4 million from $11.5 million in the second quarter of 2003, mainly due to lower levels of debt outstanding and higher levels of capitalized interest.

In the second quarter, the Company repurchased 1.2 million shares at a cost of $54.6 million.  Approximately $377.6 million remains from the Company’s current share repurchase authorization at the end of the second quarter.  Class A and Class B common shares outstanding at the end of the quarter totaled 148.2 million shares.

As of June 27, 2004, the Company’s cash and cash equivalents were approximately $44 million and total debt was approximately $869 million.

2004 Guidance Based on GAAP

Item	Previous 2004 Guidance	Updated 2004 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the mid-single digits	Growth rate expected to be in the low- to mid-single digits
Newspaper Group Circulation Revenues	Growth rate expected to be in the low-single digits	Growth rate expected to be in the low-single digits
Newsprint Cost Per Ton	Growth rate expected to be in the low teens	Growth rate expected to be in the low teens
Total Company Expenses	Growth rate expected to be in the mid-single digits	Growth rate expected to be in the low- to mid-single digits
Depreciation & Amortization	$145 to $150 million	$145 to $150 million
Capital Expenditures (a)	$220 to $250 million	$220 to $250 million
Net loss from Joint Ventures	Breakeven to a loss of $5 million	Breakeven to a loss of $5 million
Interest Expense	$47 to $52 million	$42 to $46 million
Tax Rate	39.5%	39.5%
Diluted Earnings Per Share	Growth rate expected to be in the low- to mid-single digits over 2003 EPS of $1.98	Growth rate expected to be in the low- to mid-single digits over 2003 EPS of $1.98

(a)               Due to delays, costs in 2004 related to the Company’s interest in a new headquarters are now expected to be lower than our earlier guidance of $110 to $120 million.  However, total capital expenditure guidance for the year remains unchanged as the Company has moved up the timing of certain projects.  The Company still expects to occupy its new headquarters in 2007.

Conference Call Information

The Company’s second-quarter earnings conference call will be held on Wednesday, July 14, at 11 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com, and other Web services including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the call, dial 800-406-5345 (in the U.S.) and 913-981-5571 (international callers) at least 10 minutes prior to the scheduled start of the call.  In addition, a replay of the call will be available online at www.nytco.com.  A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 16.  The access code is 651274.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the period ended December 28, 2003.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2003 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com.  For the fourth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2004 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:

Condensed Consolidated Statements of Income

Segment Information
Newspaper Group Revenues by Division

Footnotes

THE NEW YORK TIMES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2004	2003	% Change	2004	2003	% Change
Revenues
Advertising	$551,511	$530,564	3.9%	$1,080,538	$1,043,718	3.5%
Circulation	220,156	221,304	-0.5%	440,399	442,305	-0.4%
Other (a)	52,264	50,023	4.5%	104,938	99,608	5.4%
Total	823,931	801,891	2.7%	1,625,875	1,585,631	2.5%

Costs and expenses	692,174	671,834	3.0%	1,384,956	1,333,279	3.9%

Operating profit	131,757	130,057	1.3%	240,919	252,352	-4.5%

Net income/(loss) from joint ventures	2,734	694	*	(559)	(5,518)	-89.9%

Interest expense - net	10,353	11,484	-9.8%	20,673	23,286	-11.2%

Other income (b)	1,250	1,250	0.0%	2,500	10,777	-76.8%

Income before income taxes and minority interest	125,388	120,517	4.0%	222,187	234,325	-5.2%

Income taxes	49,538	47,606	4.1%	87,777	92,552	-5.2%

Minority interest in net income of subsidiaries (c)	173	82	*	298	98	*
Net Income	$75,677	$72,829	3.9%	$134,112	$141,675	-5.3%

Average Number of Common Shares:
Basic	148,626	150,730	-1.4%	149,275	151,287	-1.3%
Diluted	150,902	153,403	-1.6%	151,673	154,001	-1.5%

Basic Earnings Per Share	$0.51	$0.48	6.3%	$0.90	$0.94	-4.3%

Diluted Earnings Per Share	$0.50	$0.47	6.4%	$0.88	$0.92	-4.3%

Dividends Per Share	$0.155	$0.145	6.9%	$0.300	$0.280	7.1%

* Represents percentages that are not meaningful.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

SEGMENT INFORMATION

Revenues, Operating Profit (Loss) and Depreciation & Amortization

are prepared in accordance with GAAP.

(Dollars in thousands)

	Second Quarter			Six Months
	2004	2003	% Change	2004	2003	% Change
Revenues
Newspapers	$758,468	$745,915	1.7%	$1,503,280	$1,480,966	1.5%
Broadcast	41,971	37,926	10.7%	77,026	70,131	9.8%
New York Times Digital	27,396	21,626	26.7%	53,133	41,251	28.8%
Intersegment eliminations (d)	(3,904)	(3,576)	9.2%	(7,564)	(6,717)	12.6%
Total	$823,931	$801,891	2.7%	$1,625,875	$1,585,631	2.5%

Operating Profit (Loss)
Newspapers	$123,431	$126,575	-2.5%	$228,377	$252,175	-9.4%
Broadcast	12,939	10,289	25.8%	19,384	15,251	27.1%
New York Times Digital	8,934	4,285	108.5%	17,325	7,481	131.6%
Corporate	(13,547)	(11,092)	22.1%	(24,167)	(22,555)	7.1%
Total	$131,757	$130,057	1.3%	$240,919	$252,352	-4.5%

Depreciation & Amortization
Newspapers	$30,640	$29,352	4.4%	$61,054	$60,315	1.2%
Broadcast	2,395	2,325	3.0%	4,792	4,563	5.0%
New York Times Digital	932	1,299	-28.3%	1,963	2,832	-30.7%
Corporate	3,113	2,802	11.1%	6,132	5,597	9.6%
Total	$37,080	$35,778	3.6%	$73,941	$73,307	0.9%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

NEWSPAPER GROUP REVENUES BY DIVISION

Revenues are prepared in accordance with GAAP.

(Dollars in thousands)

	2004
	Second Quarter	% Change vs. 2003	Six Months	% Change vs. 2003

The New York Times Newspaper Group (e)
Advertising	$287,690	2.3%	$570,833	0.8%
Circulation	153,158	-2.3%	305,501	-2.2%
Other	32,995	0.0%	66,567	2.6%
Total	$473,843	0.6%	$942,901	0.0%

New England Newspaper Group (f)
Advertising	$116,234	0.2%	$225,220	2.2%
Circulation	45,646	6.3%	90,382	6.2%
Other	9,908	23.0%	18,881	16.1%
Total	$171,788	2.9%	$334,483	4.0%

Regional Newspaper Group (g)
Advertising	$86,916	5.2%	$172,041	5.1%
Circulation	21,352	-1.1%	44,516	-1.0%
Other	4,569	23.8%	9,339	25.6%
Total	$112,837	4.5%	$225,896	4.5%

Total Newspaper Group
Advertising	$490,840	2.3%	$968,094	1.9%
Circulation	220,156	-0.5%	440,399	-0.4%
Other (a)	47,472	6.1%	94,787	7.0%
Total	$758,468	1.7%	$1,503,280	1.5%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)          Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)          “Other income” in the Company’s Condensed Consolidated Statements of Income includes the following items:

	Second Quarter		Six Months
	(In thousands)		(In thousands)
	2004	2003	2004	2003
Non-compete agreement	$1,250	$1,250	$2,500	$2,500
Advertising credit *	—	—	—	8,277
Other income	$1,250	$1,250	$2,500	$10,777

* Related to a credit for advertising issued by the Company, which was not used within the allotted time by the advertiser.

(c)          “Minority interest in net income of subsidiaries” includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned.  FC Lion LLC is a minority holder in a subsidiary formed for the purpose of constructing the Company’s new headquarters, and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill.

(d)          Intersegment eliminations primarily include license fees between NYTD and other segments.

(e)          The New York Times Newspaper Group consists of The New York Times and the International Herald Tribune.

(f)           The New England Newspaper Group consists of The Boston Globe and the Worcester Telegram & Gazette.

(g)          The Regional Newspaper Group consists of 15 newspapers in Alabama, California, Florida, Louisiana, North Carolina, and South Carolina.

Reconciliation of EBITDA to Net Income

EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization. The EBITDA presented may not be comparable to similarly titled measures reported by other companies.  The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	Second Quarter		Six Months
	(In thousands)		(In thousands)
	2004	2003	2004	2003

EBITDA	$172,520	$167,640	$316,288	$330,766
Depreciation and amortization	(37,080)	(35,778)	(73,941)	(73,307)
Interest expense - net	(10,353)	(11,484)	(20,673)	(23,286)
Income taxes *	(49,410)	(47,549)	(87,562)	(92,498)
Net income	$75,677	$72,829	$134,112	$141,675

* Includes income taxes of minority holders netted within “Minority interest in net income of subsidiaries” in the Condensed Consolidated Statements of Income.  These income taxes were $128 thousand and $57 thousand in the second quarters of 2004 and 2003 and $215 thousand and $54 thousand for the first six months of 2004 and 2003.